                             EMPLOYMENT AGREEMENT



  This Employment Agreement is made and entered into effective as of August 1, 1996, by and between Fortune Petroleum Corporation, a Delaware corporation ("Employer") and Dean W. Drulias ("Employee").

  WHEREAS, Employee is currently employed in Los Angeles, California as the vice-president of Burris, Drulias & Gartenberg, counsel to Employer; and

  WHEREAS, Employer desires to engage Employee's exclusive business services in Houston, Texas and Employee desires to provide such services, on a date to commence in the near future, on the terms and conditions set forth herein; and

  WHEREAS, Employer desires to provide to Employee the incentive necessary to permit Employee to make the commitments that such a move will entail; and

  WHEREAS, the Board of Directors of Employer recognizes Employee's general importance to the ongoing operations of Employer, and the value of his continuing participation in these operations, and desires to help assure continuing dedication by Employee to his duties to demonstrate to Employee that Employer is concerned with Employee's welfare and fair treatment; and

  WHEREAS, the parties desire to demonstrate and provide for those concerns and to facilitate and finance Employee's move to the greater Houston area by entering into an Employment Agreement on the following terms and conditions:

  In consideration of the foregoing and of the mutual and dependent covenants herein contained, the parties hereto agree as follows:


  1.  EMPLOYMENT AND DUTIES

        Employer hereby employs Employee on the terms and conditions hereinafter set forth as its executive vice-president and general counsel, and Employee hereby accepts such employment upon such terms and conditions for the period hereinafter fixed. Employee shall not be required to spend any extended periods outside the immediate area surrounding Employer's headquarter's office, except that Employee agrees to make routine business trips of reasonable duration for the benefit of Employer and its business and in the discharge of Employee's duties hereunder.


  2.  PERFORMANCE

        Employee agrees to devote substantially all of his business time and efforts to the performance of his duties as an executive of Employer as specified from time to time by the Board of Directors of Employer and further agrees that he will not engage in any activities in competition with Employer.

  3.  TERM

        The duties and obligations of the parties hereunder shall commence as of the date hereof. Employee's period of employment hereunder shall commence on the date on which Employee commences full-time employment with Employer and shall terminate December 31, 1998, unless extended pursuant to agreement of the parties hereto.


  4.  COMPENSATION AND EXPENSES

      (A) For all the services to be rendered by Employee hereunder, Employer agrees to pay Employee the sum of $125,000.00 per year, subject to all legally required deductions. The amount and payment of said compensation may be reviewed and increased by appropriate action of the Board of Directors of Employer. In addition to such annual compensation, Employee will be eligible to receive annual bonuses or incentives for such reasons and in such amounts as the Board of Directors of Employer shall determine from time to time. Employee shall also be entitled to participate in other bonus and option plans which may be awarded from time to time in the absolute discretion of the Board of Directors and to cost of living adjustments given to the employees of Employer. Employee shall also be reimbursed for reasonable expenses incurred on behalf of Employer upon presentation to Employer of a reasonably detailed statement of expenses for which reimbursement is claimed.

      (B) Employer shall grant, or otherwise cause to be granted, to Employee 20,000 warrants to purchase one (1) share each of the common stock of Employer at the price listed for such stock on the American Stock Exchange at the close of business on the first day of Employee's full-time employment with Employer. Such warrants shall be issued for a term of five (5) years but shall not be exercisable by Employee for the first year after issuance.


  5.  VACATION

        Employee shall have the right to a maximum of four (4) weeks of vacation each year from his duties as herein described. During such vacation period, the compensation payable to Employee pursuant to Section 4 hereof shall continue. Employee's exercise of his rights under this paragraph 5 shall be consistent with all policies of Employer relating to the use of vacation time.


  6.  BENEFITS

        In addition to the compensation provided for in Section 4, Employee will also be entitled to participate in all benefits of employment generally available to all other executives of Employer on a commensurate basis as may be offered from time to time by Employer to its other employees similarly situated in experience, including, without limitation, club membership, group health, disability, and life insurance benefits and participation in any incentive compensation, bonus, pension, profit sharing, and stock option plans established by Employer.

        Employee shall be provided with an automobile appropriate for his executive capacity with Employer. Employer shall pay all costs and expenses of maintaining said automobile, including upkeep and insurance. Employer shall also pay the reasonable costs of moving Employee and Employee's personal household and office effects from Los Angeles, California to Houston, Texas.


  7.  PROPRIETARY INFORMATION

      (A) Employee will not at any time disclose or use, except in the pursuit of the business of Employer and any subsidiary thereof, and proprietary information of Employer without regard to whether such information is embodied in writing or some other physical form. For purposes of this Agreement, the phrase "proprietary information of Employer" means all information which is known only to employees of Employer or its subsidiaries or others in a confidential relationship with Employer and relates to specific technical matters or specific business matters of Employer.

      (B) Employee will not at any time remove from the premises of Employer, except in the pursuit of the business of Employer, any document, component, device, record, or other information of Employer, such documents, components, devices, records, or other information, whether developed by Employee or other employees of Employer, being the exclusive property of Employer.


  8.  TERMINATION AND DISABILITY

      (A) Employer reserves the right, at its option, to terminate this Agreement on written notice to Employee for cause or for the breach of any of the provisions hereof where said breach has not been cured within thirty (30) days from the date of written notice of such breach.

      (B) This Agreement shall terminate upon the occurrence of (i) completion of the initial period of this Agreement or any extension thereof; (ii) Employee's death; (iii) the conditions specified in Section 8(A), above; or (iv) inability of Employee, because of physical or mental disability, to perform efficiently all of the duties of his employment hereunder for an aggregate of six (6) months during any twelve (12) month period.

      (C) During the period of any such disability as referred to in Section 8(B)(iv), and until employment hereunder is terminated pursuant to its provisions, Employee shall be entitled to all compensation and other benefits to which he would otherwise be entitled hereunder had such disability not occurred, less the aggregate amount of any payments under either disability insurance policies maintained by Employer or programs of federal or state governments. Employee agrees to apply for all payments to which he is entitled under said policies or programs. Employee shall give Employer notice of any disability hereunder and the receipt of all payments received from said policies or programs.

      (D) Upon termination of Employee's employment hereunder, Employer shall have no further obligation to Employee.

      (E) In the event that, during the term of this Agreement or any extension thereof and following a change in control, this Agreement is terminated by either Employer or Employee for any reason, either voluntary or involuntary, other than for the reasons set forth in
        Section 8(B), above, Employee shall be entitled to receive a single payment equal to two (2) years' compensation at the rate provided for in Section 4 hereof, as amended from time to time by the Board of Directors, and in effect on the date of termination. For the purposes of this Agreement, a change in control shall be deemed to have occurred if, as the result of a tender offer, exchange offer, merger, consolidation, sale of assets, acquisition of assets, or contested election of directors or any combination of the foregoing (a "Transaction"), the persons who were directors of Employer immediately prior to the Transaction shall cease to constitute at least two-thirds of the membership of the Board of Directors of Employer or of any parent of, or successor to, Employer within two years after the Transaction. In addition, in the event of such termination, the rights of Employee under any applicable retirement, profit sharing, or stock option plan of Employer shall continue to be governed by the terms of such plans in existence as of the date of termination, except that the exercise price of all shares covered by options which are vested in Employee as of the date of termination shall be reduced to the par value of Employer's stock, and Employee shall be entitled to participate in Employer's group health plans or arrangements on a basis commensurate with Employer's employees similarly situated in experience until Employee shall reach age 65.

          In the event of termination of this Agreement under the circumstances described in this Section 8(E), the arrangements provided for by this Agreement, by any stock option or other agreement between Employer or any of its subsidiaries and Employee in effect at the time and by any other applicable plan of Employer or any of its subsidiaries, including participation in Employer's group health plans or arrangements as specified in this Section 8(E), will constitute the entire obligation of Employer to Employee and performance thereof will constitute full settlement of any claim that Employee might otherwise assert against Employer on account of such termination.


  9.  INDEMNITY

        To the extent permitted by applicable law, Employer agrees to indemnify Employee and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall maintain coverage for him under liability insurance policies now in effect or hereafter obtained during the term of this Agreement covering the other officers and directors of Employer. Employer shall pay all expenses, including reasonable attorney's fees and the amounts of court approved settlements, actually incurred by Employee in connection with the defense of any action, suit, or proceeding, and in connection with any appeal thereon, which has been or which may be brought against Employee by reason of Employee's services as an officer or agent of Employer or subsidiary thereof.

 10.  NOTICE

        Unless otherwise directed in writing, any and all notices to Employer referred to herein shall be sufficient if furnished in writing, sent by certified mail to the following address:

                 Fortune Petroleum Corporation
                 515 W. Greens Road, Suite 720
                      Houston, Texas 77067

       and to Employee:

                        Dean W. Drulias
                      10476 Ashton Avenue
                 Los Angeles, California 90024


 11.   ASSIGNMENT

        The rights and benefits of Employer under this Agreement shall only be transferable by Employer to successors of Employer pursuant to a corporate reorganization such as a merger or sale of substantially all of the assets of Employer, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, said successors-in-interest; provided, however, that Employer shall not enter into a merger or consolidation with and into another corporation which results in the termination of Employer's separate corporate existence unless effective provisions shall have been made with the surviving corporation for the continued employment of Employee generally upon the same terms and conditions set forth in this Agreement. Notwithstanding any such provision, Employee shall be entitled to the rights set forth in
      Section 8(E), above.

        This Agreement is personal to Employee and cannot be assigned nor may duties of Employee hereunder be delegated. Any attempted assignment or delegation by Employee shall render this Agreement null and void at the option of Employer.


 12.  BINDING EFFECT

        The terms, conditions, covenants, and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors, and assigns of each of the parties hereto and upon any corporation, entity, or person with which any of the parties hereto may become merged, consolidate, combined, or otherwise affiliated.

 13.  WAIVER

        The waiver of either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as the waiver of any subsequent breach of such other party.


 14.  ATTORNEY'S FEES

        In the event that any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney's fees and costs.


 15.  ENTIRE AGREEMENT

        This Agreement represents the entire agreement between the parties hereto, and other or prior understandings, agreements, and contracts are hereby cancelled without further liability whatsoever as to either party.


 16.  AMENDMENT

        This Agreement shall not be altered or modified except by further written agreement between the parties.


 17.  CHOICE OF LAW

        This Agreement shall be interpreted, construed, and applied according to the laws of the State of Texas applicable to contracts made and performed within such State.


  IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.


                         FORTUNE PETROLEUM CORPORATION



                         By:   /s/ Tyrone J. Fairbanks
                            -----------------------------------------
                            TYRONE J. FAIRBANKS
                            President and Chief Executive Officer



                                /s/  Dean W. Drulias
                         --------------------------------------------
                         DEAN W. DRULIAS